Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

McEwen Mining Inc.

We consent to the incorporation by reference in the following Registration Statements:

(1)  Registration Statement on Form S-3 (No. 333-204688) of McEwen Mining Inc., and

(2) Registration Statements on Form S-8 (Nos. 333-144563, 333-144569, 333-112269, 333-179143, 333-179144, and 333-204693) of McEwen Mining Inc.;

of our reports dated March 1, 2017, with respect to the consolidated financial statements of McEwen Mining Inc., and the effectiveness of internal control over financial reporting of McEwen Mining Inc. included in this Annual Report (Form 10-K) of McEwen Mining Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

March 1, 2017